Exhhibit 3.3

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SUNSHINE SILVER MINING & REFINING COMPANY

The original name of the corporation is Silver Opportunity Partners Corporation.  The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 15, 2020.  On October 30, 2020, the corporation changed its name to Sunshine Silver Mining & Refining Corporation. On May 28, 2021, the corporation changed its name to Sunshine Silver Mining & Refining Company. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 28, 2021. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 15, 2025. This Third Amended and Restated Certificate of Incorporation, which both restates and integrates and further amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, was duly adopted by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.  Prompt written notice of the adoption of the amendments and the restatement of the Second Amended and Restated Certificate of Incorporation of the Corporation herein has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

The Second Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated as of June [4], 2026 to read in its entirety as follows:

ARTICLE 1

Name

The name of the corporation is Sunshine Silver Mining & Refining Company (the “Corporation”).

ARTICLE 2

Registered Office And Agent

The address of its registered office in the State of Delaware is 1209 Orange Street Wilmington, Delaware 19801 in the County of New Castle. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE 3

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4

Capital Stock

Section 1          Authorized Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is 3.75 billion shares, consisting of 3.5 billion shares of Common Stock, and 250 million shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 2          Preferred Stock.  The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

Section 3          Voting Rights.  Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

ARTICLE 5

Board Of Directors

Section 1          Power of the Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2          Number of Directors.  The number of directors which shall constitute the Board of Directors shall be determined in the manner set forth in the bylaws of the Corporation.

Section 3          Election of Directors.

(a)       All of the directors will be elected annually at the annual meeting of stockholders.

(b)       A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by this Third Amended and Restated Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

(c)       Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

(d)       There shall be no cumulative voting in the election of directors.  Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

Section 4          Vacancies.  Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until his or her successor is elected and qualified.

Section 5          Removal.

(a)       Any director may be removed from office, with or without cause, with the affirmative vote of the holders of not less than 66 2/3% of the shares then entitled to vote generally in the election of directors, voting together as a single class, unless approved by the Board of Directors, in which case such removal requires the affirmative vote of the holders of more than 50% of the shares then entitled to vote generally in the election of directors, voting together as a single class.

(b)      Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this Article 5 unless otherwise provided therein.

ARTICLE 6

Stockholders

Section 1          No Action by Written Consent of Stockholders.  Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon a vote of stockholders at an annual or special meeting of stockholders duly noticed and called in accordance with the Corporation’s bylaws and Delaware Law and may not be taken by written consent of stockholders without a meeting.

Section 2          Special Meetings of Stockholders.  Special meetings of the stockholders may be called only by the Secretary of the Corporation at the direction of the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.  Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4 hereto, special meetings of holders of such Preferred Stock.

ARTICLE 7

Limitations On Liability And Indemnification

Section 1          Limited Liability.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

Section 2          Right to Indemnification.

(a)      Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law.  The right to indemnification conferred in this Article 7 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law.  The right to indemnification conferred in this Article 7 shall be a contract right.

(b)      The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

Section 3          Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

Section 4          Nonexclusivity of Rights.  The rights and authority conferred in this Article 7 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

Section 5          Preservation of Rights.  Neither the amendment nor repeal of this Article 7, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 8

Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law or as to which Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, the provisions of this Article 8 do not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.  Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 8.

If any provision or provisions of this Article 8 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 8 (including, without limitation, each portion of any sentence of this Article 8 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 9

Corporate Opportunities

To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of The Electrum Group LLC, Ospraie Real Assets Fund L.P. or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each, a “Specified Party”), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.  Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is offered a business opportunity in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Corporation, provided, however, that all of the protections of this Article 9 shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.

Neither the amendment nor repeal of this Article 9, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article 9 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 9 (including, without limitation, each portion of any paragraph of this Article 9 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article 9 (including, without limitation, each such portion of any paragraph of this Article 9 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

This Article 9 shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Third Amended and Restated Certificate of Incorporation or applicable law.

Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 9.

ARTICLE 10

Miscellaneous

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and of its directors and stockholders:

For so long as those certain Stockholders Agreements, each dated as of May 10, 2026, by and among the Corporation and the stockholders named therein, as amended from time to time (the “Stockholders Agreements”), are in effect, the provisions of the Stockholders Agreements shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Stockholders Agreements.

ARTICLE 11

Amendments Of Certificate Of Incorporation And Bylaws

Section 1          Amendment of Certificate of Incorporation.  This Third Amended and Restated Certificate of Incorporation may be amended only by the approval of the Board of Directors and the vote of at least 66 2/3% of the shares then entitled to vote generally in the election of directors, voting together as a single class.

Section 2          Amendment of Bylaws.  The bylaws of the Corporation may be amended by the approval of either a majority of the Board of Directors or holders of at least 66 2/3% of the shares then entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation this [●] day of [●], 2026.

SUNSHINE SILVER MINING & REFINING COMPANY

By:
Name: Heather White
Title: Chief Executive Officer

[Signature Page to Certificate of Incorporation]